Exhibit 10.1

(Certain terms related to pricing indicated by ** in Exhibit 10.1 have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.)

CASHLYNK®
PROCESSING ONLY MASTER CLIENT AGREEMENT

This CashLynk Processing Only Master Client Agreement (“Agreement”) is entered into this 29th day of March, 2006, by and between RBS Lynk Incorporated, a Georgia corporation having its offices at 600 Morgan Falls Road, Suite 260, Atlanta, Georgia 30350 (hereinafter “RBS Lynk”), and Ready Credit Corporation, Inc. a Nevada corporation having its principal offices at 800 Nicollet Mall, Suite 2690 Minneapolis, MN 55402 (hereinafter "Client”). RBS Lynk and Client hereinafter may be referred to as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, RBS Lynk is a certified Card Processor with the Card Associations and provides Host Based Stored Value (HBSV) card issuing programs (each individual application a “Program”) through its Prepaid Products Division (the "Services"); and

WHEREAS, Client desires to utilize the Services pursuant to the terms and conditions hereof; and

WHEREAS, the Services are affected hereunder through an arrangement between RBS Lynk, Client’s designated Sponsor bank (the “Bank”), the Client and its Cardholders. The Client will use the Bank’s BIN and will distribute by wire transfer or collected funds (in United States Dollars and from a United States chartered bank) to an account at the Bank (the “Client Account”), any funds, due to the Cardholders.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein set forth, qualification fees and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows;

ARTICLE I
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 1.1.  Representations and Warranties of RBS Lynk.
RBS Lynk represents and warrants to, and covenants with, the Client that, as of the date hereof, and throughout the term of this Agreement, that:

(i) RBS Lynk is duly organized, validly existing and in good standing as a corporation under the laws of the State of Georgia and is or will be qualified to transact business in each jurisdiction where it is required to be qualified as a foreign corporation, except where such qualification is not required or where the failure to be so qualified or remain in good standing would not have a material adverse effect upon RBS Lynk or the ability of RBS Lynk to perform its obligations hereunder;

(ii) RBS Lynk has the full corporate power and authority to enter into, deliver and perform this Agreement and to enter into and consummate all transactions contemplated by this Agreement, and assuming the due authorization, acceptance and delivery by the other Party hereto, this Agreement constitutes a legal, valid and binding obligation of RBS Lynk, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, conservatorship, receivership, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(iii) The transactions contemplated by this Agreement and the performance by RBS Lynk of its obligations hereunder are in the ordinary course of RBS Lynk’s business, and the acceptance, delivery and performance of this Agreement and the transactions contemplated herein have been duly approved by resolutions of the Board of Directors of RBS Lynk or an appropriate and duly authorized committee thereof, and such resolutions and this Agreement shall be maintained continuously as official records of RBS Lynk;

(iv) Neither the acceptance and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of RBS Lynk’s articles of incorporation or by-laws or any indenture, agreement or instrument to which RBS Lynk is now a Party or by which it is bound, or constitute a default (whether with notice, the lapse of time, or both) or result in an acceleration under any of the foregoing, or result in the violation of any law to which RBS Lynk is subject;

(v) There is no litigation or other proceedings pending or, to RBS Lynk’s knowledge, threatened, which seeks to enjoin or prohibit the acceptance, delivery or enforceability of this Agreement, or which questions the ability of RBS Lynk to perform its duties and obligations in accordance with the terms hereof, or which is likely to have a material adverse effect on the financial condition of RBS Lynk; and

(vi)  No consent, approval, authorization or order of any governmental or regulatory authority is required for the acceptance, delivery and performance by RBS Lynk of or compliance by RBS Lynk with this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 1.2.  Representations and Warranties of the Client.
The Client represents and warrants to, and covenants with, RBS Lynk, as of the date hereof, and throughout the term of this Agreement, that:

(i) The Client is duly organized, validly existing and in good standing as a recognized business organization and is or will be qualified to transact business in each jurisdiction where it is required to be qualified as a foreign business organization, except where such qualification is not required or where the failure to be so qualified or remain in good standing would not have a material adverse effect upon the Client or the ability of the Client to perform its obligations hereunder;

(ii) The Client has the full corporate power and authority to enter into, deliver and perform this Agreement and to enter into and consummate all transactions contemplated by this Agreement, and assuming the due authorization, acceptance and delivery by the other Party hereto, this Agreement constitutes a legal, valid and binding obligation of the Client, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, conservatorship, receivership, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(iii) The transactions contemplated by this Agreement and the performance by the Client of its obligations hereunder and the acceptance, delivery and performance of this Agreement and the transactions contemplated herein have been duly approved by resolutions of the Board of Directors of the Client or an appropriate and duly authorized committee thereof, and such resolutions and this Agreement shall be maintained continuously as official records of the Client;

(iv) Neither the acceptance and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Client’s articles of association, charter or by-laws or any indenture, agreement or instrument to which the Client is now a Party or by which it is bound, or constitute a default (whether with notice, the lapse of time, or both) or result in an acceleration under any of the foregoing, or result in the violation of any law to which the Client is subject;

(v) There is no litigation or other proceedings pending or, to the Client’s knowledge, threatened, which seeks to enjoin or prohibit the acceptance, delivery or enforceability of this Agreement, or which questions the ability of the Client to perform its duties and obligations in accordance with the terms hereof, or which is likely to have a material adverse effect on the financial condition of Client;

(vi) No consent, approval, authorization or order of any governmental or regulatory authority is required for the acceptance, delivery and performance by the Client of, or compliance by the Client with, this Agreement or the consummation of the transactions contemplated by this Agreement;

(vii) Client acknowledges and agrees that all Client added value client card issuing and processing services provided to the client shall be provided directly by Client and not through any subordinate Client or intermediary unless Processor gives its express written consent on terms and conditions prescribed by Processor;

(viii) Client will provide trained sales and Client service personnel for assisting Clients and Cardholders with usual and customary support requests and referral of exception service related questions to Processor;

(ix) Client shall be responsible for exception processing as defined by Regulation E. Exception Processing is defined as those specific issuer responsibilities for cardholder services defined by Regulation E. The Client may obtain information from the CashLynk system to perform such requirements. Generally these include the following:

•	Reporting of a lost or stolen card. It is required that the issuer provides an address and/or phone number in the cardholder disclosure for this purpose.
•	A request for a copy of a transaction record. It is required that the issuer provides an address and/or telephone number for a cardholder to request a copy of a specific transaction record.
•	A transaction dispute. It is required that the issuer provides an address and/or telephone number for a cardholder to contact the issuer for the purpose of disputing a specific transaction.

Additionally, Regulation E prescribes specific actions and timeframes with which an issuer must comply.

(x) Client acknowledges that its employees and agents are prohibited from making contractual commitments for Processor;

(xi) Client expressly acknowledges that it does not and will not in the future claim status (unless factually true) as a subsidiary, division or department of Processor, any debit authorization network, credit card issuer, debit card issuer, bank, electronic transaction switching company, terminal manufacturer, Processor or to make any other representation of status inconsistent with the terms and conditions of this Agreement;

(xii) Client acknowledges that RBS Lynk, pursuant to its duties and responsibilities to Bank(s), reserves the unilateral right to terminate Services to any of the Client’s clients at any time without notice if such termination is based upon a good-faith judgment on the part of Processor or Bank risk management personnel (whether in fact true) that a Client (a) is engaging in fraudulent transaction activity; (b) is experiencing adverse changes in business circumstances which are determined to jeopardize settlement of transaction activity or fulfillment of financial obligations to Processor or Bank; or (c) is in jeopardy of entering into bankruptcy or receivership (voluntary or involuntary), as such circumstance may be defined in Client ’s applicable jurisdiction;

(xiii) Client shall be responsible for all expenses incurred in the day-to-day conduct of Client’s business including, but not limited to, operating and selling expenses.

ARTICLE II
PROGRAM APPLICATIONS

Section 2.1.  General.
With respect to each Program that Client desires to make available to prospective and existing Cardholders,, Client and RBS Lynk shall from time to time establish a Program Application. Each Program Application shall set forth the specific details and objectives of that particular Program and all fees associated therewith. It is expressly understood that both Client and RBS Lynk shall execute all Program Applications as a prerequisite to implementation by RBS Lynk. All executed Program Applications shall be attached hereto as an Exhibit "A" in numerical sequence as applicable (i.e. first Program Application shall be identified as Exhibit "A-1", the second "A-2" and so on). Client expressly acknowledges that any unauthorized use of the CashLynk®Services, including a use not specifically provided and approved by RBS Lynk for in a Program Application, is grounds for immediate termination of all Programs and this Agreement by RBS Lynk. Client further acknowledges that modifications to this Agreement, to a Program or to a Card design may be necessary according to the laws of the state in which each Program is to be implemented or is governed by or any other laws, rules or regulations relating to the Service.

Initially and for each subsequent Program that Client wishes to utilize the Service under this Agreement, Client shall submit a completed Program Application containing all relevant information required by RBS Lynk, Bank and Card Associations and which shall state the intent, purpose and details of the use of the Services contemplated under such Program (a "Program Application").

Section 2.2.  Amendment.
RBS Lynk may from time to time and at any time amend the Program Application, and the Client agrees to be bound thereby; provided, however, that RBS Lynk shall give the Client, with respect to the Service written notice of such change(s) at least thirty (30) days prior to their effective date, and, that, during such notice period, the Client may terminate this Agreement without penalty by so notifying RBS Lynk in writing.

Section 2.3.  Relationship of this Agreement to the Program Application.
Each Program Application established between RBS Lynk and the Client and executed by both Parties shall be incorporated into and made a part of this Agreement. In the event that the provisions of any Program Application are inconsistent, contrary or in addition to the provisions of this Agreement, the provisions of the applicable Program Application shall govern, with respect to the subject matter of such Program Application.

Section 2.4   CashLynk Program Acceptance.
Under rules of the Banks and Card Associations, it is the duty and obligation of RBS Lynk and the Bank to judge the appropriateness or suitability of all proposed implementations of the Services. The Card Associations, RBS Lynk and Bank reserve the unconditional right to refuse implementation of any proposed Client Program Application. RBS Lynk will provide prompt notice to Client if any proposed Program Application is deemed inappropriate or unsuitable in accordance with Bank, Card Association and/or RBS Lynk Program guidelines.

Section 2.5   Approval Time.
RBS Lynk agrees to use its best efforts to provide approvals on Program Applications which meet its criteria within ten (10) business days of submission of all required information and to notify Client promptly of such decision. Notwithstanding the foregoing, certain implementations will require applicable Card Association and Bank approval.

Section 2.6               Approval.
Upon RBS Lynk, Bank and Card Association approval, RBS Lynk will enable the Services to be provided under the particular Program Application and authorize Client to commence with card ordering, issuing and funding. Initially and for each subsequent Program that Client wishes to support under this Agreement, Client shall submit a completed application containing all relevant information required by RBS Lynk, Bank and Card Associations and which shall state the intent, purpose and details of the use of the Services contemplated under such Program. Additionally, it is the sole responsibility of the Client to qualify prospective clients to ensure that they are in a satisfactory financial position. A periodic review of the Client's financial statements as filed with the SEC will be conducted to guarantee that they are able to meet their current and future financial obligations.

ARTICLE III
AVAILABILITY AND ENROLLMENT

Section 3.1.  Distribution of Enrollment Materials.
The Client shall, if applicable, deliver to each prospective Cardholder who enrolls in a Program a set of instructional materials (the “Enrollment Materials”) for the Program in which the prospective Cardholder elects to participate.

Section 3.2.  Responsibility for Enrollment Materials.
The Client shall maintain and store securely all Enrollment Materials, including inventories of Cards prior to their distribution and shall be responsible for the cost of replacing any Enrollment Materials and Cards that have been tampered with, destroyed, misused, or compromised in any way. The Client shall notify RBS Lynk immediately by telephone or facsimile of any lost, misplaced or stolen Cards and shall be responsible for the unauthorized or fraudulent use thereof until such time as RBS Lynk receives such notification. The Client understands and acknowledges that any use or reproduction of applicable debit network, Card Association marks must be in strict compliance with applicable standards therefore and that Client must obtain the written approval of Bank prior to any use thereof. Client further agrees to indemnify and save RBS Lynk harmless against any fines, claims or actions involving Client’s unauthorized or non-compliant use of such marks.

ARTICLE IV
THE CLIENT ACCOUNT

Section 4.1.  Maintenance of Client Account at Bank.
Client shall, at all times during the effectiveness of this Agreement maintain a deposit account (the “Client Account”) at a Sponsor Bank designated by Client.

Section 4.2.  Relocation of the Client Account.
In the event that Client elects to provide Services through another financial institution, Client shall relocate the Client Account to such new bank; provided, however, that RBS Lynk received written notice by the Client ninety (90) days prior to the effective date of such change, which notice shall set forth (i) the identity of the new Sponsor Bank, (ii) the new account information and wiring instructions for delivering funds to the new Sponsor Bank, (iii) and the effective date of the change, at which time the Client shall commence depositing all funds to such new account at the new Sponsor Bank. RBS Lynk reserves the right to charge a fee for the relocation of the Client Account.

ARTICLE V
DEPOSITS TO THE ACCOUNT

Section 5.1.  Initial Deposit; Reserve Fund.
Client shall deposit to the designated Client Account, via irrevocable wire transfer, an initial deposit set forth on the Program Application as “reserve funds” (the “Reserve Funds”). The Reserve Funds shall be held in the Client Account to cover, inter alia, potential overdrafts, floor limits, fee obligations resulting from additional un-forecasted transaction volume on Cards, Card Usage Risks (as more fully described in Section 7.5 hereof) and for any other undisputed obligation to RBS Lynk created by a Program, its termination or other events, and RBS Lynk is hereby granted a right of set-off to apply any Reserve Funds to any unpaid obligations of Client to RBS Lynk.

In the event that RBS Lynk applies, or exercises any right of set-off against, the Reserve Funds, RBS Lynk shall, within five (5) business days notify the Client of the reason for, and the amount of, such application. Within two (2) business days of such notification, the Client shall re-deposit to the Client Account, via wire transfer, an amount of funds necessary to restore the Reserve Fund to its required level. RBS Lynk may, from time to time, increase the amount of the Reserve Funds required by notifying the Client in writing of such increase and the reason therefore; provided, however, that RBS Lynk shall give the Client written notice of such increase at least thirty (30) days prior to its effective date, and that, during such notice period, the Client may terminate this Agreement without penalty by so notifying RBS Lynk in writing.

Section 5.2.  Regular Deposits.
The Client shall promptly deposit in the designated Client Account, by timely, irrevocable wire transfer or collected funds (in United States Dollars and from a United States chartered bank), all Program funds due to its Cardholders, including as applicable and without limitation, wages, salaries, bonuses, reimbursements, incentives, promotional funds and estimated Client paid fees. With respect to each transfer of funds by the Client to Client Account, Client shall deliver to RBS Lynk in the specified format, as set forth in the Program Application, data identifying the amount of such funds attributable to each Cardholder (“Disbursement Detail”).

Client acknowledges that Cardholders shall have access only to those funds held in the Client Account on their behalf, and that the Service under a Program will be made available to them only to the extent that adequate funds are available in the Client Account. RBS Lynk shall be liable to Cardholders only to the extent that Client funds for such Cardholders have been advanced to the Client Account and Client has provided Disbursement Detail to RBS Lynk. RBS Lynk shall have no obligation to provide the Service, or to make any funds available, to Cardholders with respect to whom inadequate funds are held in the Client Account or for whom Disbursement Detail is not delivered by Client.

Section 5.3.  Maintenance of Subaccount Entries for Each Cardholder.
The Client Account shall be controlled by RBS Lynk exclusively on behalf of all Cardholders, and RBS Lynk shall maintain individual entries in its system reconciled to amounts in the Client Account for each Cardholder; each a “Subaccount”. If applicable, it is the responsibility of the Client to provide confidential Cardholder information, such as Cardholder name and other individual Subaccount information needed for these records. Each such Subaccount entry shall accurately reflect the amount of funds in the Client Account that are attributable to, and held on behalf of, each particular Cardholder.

Section 5.4.  Employee Payroll and Other Matters.
The Client shall be solely responsible for compliance with all federal, state and local laws, rules and regulations relating to payroll, compensation and employment matters (if applicable), including, without limitation, (i) proper withholding and timely remittance of any and all taxes related thereto, and (ii) the timely delivery of payment stubs and similar payroll information to Cardholders setting forth all required information.

Section 5.5.  Withdrawal.
RBS Lynk shall have sole authority to withdraw the Reserve Funds or any other funds from the Client Account in accordance with and pursuant to the terms and conditions of this Agreement and all applicable Program Applications hereunder.

ARTICLE VI
CARDHOLDER SERVICES

Section 6.1.  Cardholder Services Fee Schedule.
With respect to each Program, Client shall prepare a Cardholder Services Fee Schedule which sets forth the Program details (the “Cardholder Services”) that the Client, will make available to the Cardholders under that particular Program. The Cardholder Services Fee Schedule shall be made a part of each related Program Application.

Section 6.2.  Fees for Cardholder Services.
The fees for the Cardholder Services, at the discretion of the Client and outlined in the Program Application, may be borne by the Cardholders in the course of their use of the Cardholder Services, in accordance with the terms and conditions of the Cardholder Agreement and Disclosure to be made part of each related Program Application.

Section 6.3.  Availability of Cardholder Services.
The Services are available to the Cardholders only upon the terms and conditions set forth in the Cardholder Agreement and Disclosure, and only to the extent that the applicable Card has available in the requisite sub-account an amount of funds sufficient therefore and Disbursement Detail has been provided to RBS Lynk by Client.

ARTICLE VII
CLIENT RESPONSIBILITIES

Section 7.1.  Comply with Laws and Obtain Bank Sponsorship.
The Client is and shall be responsible for complying with all state and federal laws applicable to the Services. Client is responsible for obtaining and managing a relationship with its designated Sponsor Bank (the “Bank”) and is responsible for any fees associated with securing a BIN through that Sponsor Bank. The Client agrees to supply RBS Lynk with all relevant information concerning the Sponsor Bank and BIN to manage the Client’s prepaid programs. Client is responsible for all fees incurred by RBS Lynk as a result of conducting business through RBS Lynk’s system as described and agreed to in Schedule A hereto (Processing Services and Fees).

Section 7.2.  Provide Cardholders with Enrollment Materials.
The Client shall deliver or make available to each Cardholder that enrolls in each respective Program(s) a set of instructional materials (“Enrollment Materials”), pursuant to Section 3.2 and as more fully described in the respective Program Application. The Enrollment Materials will include the Cardholder Terms and Conditions and a Card. These materials must be approved in writing by the Sponsor Bank prior to Client’s delivery thereof to any Cardholders enrolled in a Program.

Section 7.3.  Comply with PIN Procedures.
If applicable under a Program, the Client shall comply with RBS Lynk procedures regarding PIN issuance and take all reasonable precautions so that the only persons with appropriate authority learn or handle such PINs. These procedures shall be set forth in the Program Application.

Section 7.4.  Assistance in Notifying Cardholders of Changes
If applicable under a Program, to the extent that RBS Lynk amends the Cardholder Service Schedule, the Client shall be responsible for distributing proper and timely notification of such amendments to the Cardholders through an Amended Cardholder Terms and Conditions.

Section 7.5.  Risk Allocation
The Client acknowledges that the Services provided by RBS Lynk hereunder enable Cardholders to use Cards utilizing both PIN based and non-PIN based transfer infrastructures. The use of such infrastructures entail specific risks which include, among other things, unauthorized Card usage and/or the use of forged or stolen Cards (the “Card Usage Risks”). The Client acknowledges that RBS Lynk is acting only as the Processor hereunder and that the Client is the de facto issuer of the subject Cards. Client therefore shall be responsible for all losses and/or charges incurred hereunder as a result of Card Usage Risks and shall reimburse RBS Lynk for any sums paid by RBS Lynk as a consequence thereof. Similarly, in the event the Client learns that a Card is lost or stolen, or that a Card is being used fraudulently or without authorization, Client shall notify RBS Lynk immediately by telephone or facsimile to mitigate any losses and shall be responsible for the unauthorized or fraudulent use of such Cards until such time as RBS Lynk receives notification thereof.

ARTICLE VIII
PROGRAM FEES

Section 8.1.  General.
The fees charged by RBS Lynk to Client for the CashLynk® Service under each respective Program are set forth in Schedule A. These fees may include, without limitation, (i) initiation fees, such as start-up, training, data conversion, set-up, travel or other similar expenses, and (ii) transaction fees. The Client shall promptly pay RBS Lynk the fees due under any Program Application by wire transfer. RBS Lynk may from time to time amend the Client Fee Schedule, including, all pricing thereunder; provided, however, that RBS Lynk shall give the Client written notice of such change(s) thirty (30) days prior to their effective date, and, that, during such period, the Client may terminate this Agreement without penalty.

Section 8.2   Minimum Revenue Guarantee
Client shall be obligated to guarantee minimum transactional revenue to RBS Lynk, as specified in the attachments. Client will be required to provide a reserve deposit in an amount as specified in Schedule A. The minimum monthly revenue commitment shall include only recurring transactional fees. It will not include card costs, enrollment fees, implementation fees, training fees, API or web hosting fees, IVR and customer fees, or any other non-transactional, non-recurring fees. At the conclusion of each month, RBS Lynk shall determine the amount of recurring transactional revenue produced collectively by the Programs sold by Client. RBS Lynk will give the Client seven (7) months from the execution date of this agreement to ramp up to the monthly minimum. After seven months, should Client not meet the minimum monthly revenue commitment, then RBS Lynk will deduct the difference from the Client reserve provided for that purpose. Client then shall be obligated to replenish that sum deducted from the reserve within 10 business days. Failure to replenish the reserve account will result in the withholding of Client’s residual compensation payments. Should failure to replenish the reserve account continue for thirty (30) calendar days RBS Lynk reserves the right to terminate this Agreement without further notice and/or disable the Client’s access to the CashLynk system, or any such actions deemed necessary by RBS Lynk management to effectuate a remedy. Notwithstanding the obligations set forth in this Agreement and all Program Applications, hereunder, nothing herein shall be construed to require Client to provide any minimum or guaranteed number of Cards or Cardholders.

ARTICLE IX
TRANSACTION DATA; PRIVACY

Section 9.1.  Ownership of Certain Property.
The Service, PINs and the intellectual property related to the operation and functionality of such items and processes, as well as their relationship to, and interaction with, the Services, are the sole property of RBS Lynk. The Program(s) and Card(s) are the sole property of the Sponsor Bank and Client. The Client shall not use, divulge, or grant any third Party access to any of the foregoing intellectual and other property, except: (i) as permitted under the Client Privacy Policy Statement (as defined below), (ii) as may be necessary to conduct its internal business, (iii) as may be required by law, or (iii) with the prior express written consent of RBS Lynk.

The Cardholders’ transaction information (“Cardholder Information”, further defined below), including, without limitation, the information presented in the statements, is the property of the respective Cardholders. Neither RBS Lynk nor the Client shall use, divulge, or grant any third Party access to, any such information, except: (i) as permitted under the RBS Lynk Privacy Policy Statement (as defined below) or the Client Privacy Policy Statement, respectively, or (ii) as may be required by law.

The Parties agree to maintain appropriate administrative, technical and physical safeguards for all Cardholder Information in its possession. These safeguards must (i) insure the confidentiality of Cardholder Information; (ii) protect against any anticipated threats or hazards to the security or integrity of Cardholder Information; (iii) protect against unauthorized access to and use of Cardholder Information that could result in substantial harm or inconvenience to any Cardholder; and (iv) properly dispose of all Cardholder Information to ensure no unauthorized access to Cardholder Information. The Parties agree to observe, apply and maintain all such safeguards in accordance with applicable federal, state and local laws, rules, and regulations. For purposes of this Agreement, “Cardholder Information” shall mean any non-public, sensitive information about a Cardholder including any combination of Cardholder name plus any of social security number, driver’s license or other identification number or Card number, or other bank account number, or any other information contained on the magnetic stripe of any such Card.

RBS Lynk shall not transfer, sell, lease, disclose, or otherwise make Cardholder Information obtained in connection with this Agreement available, in whole or in part, in a manner not provided for in this Agreement, without the prior written consent of Client. Notwithstanding the foregoing, a Party may disclose Cardholder Information to its Clients, subcontractors and agents who have a need to know such information, provided that such individuals or entities have assumed confidentiality obligations in accordance with this Agreement, or as may be required by legal process or applicable law and have entered into a written agreement with such Party to abide by the data security contained in this Article IX, including compliance with Card Association rules, regulations or bylaws.

Section 9.2.  RBS Lynk Privacy Policy Statement.
RBS Lynk has approved and adopted a privacy policy statement, which is maintained and documented on the RBS Lynk Web Site (which may be accessed at http:\\www.rbslynk.com) (the “RBS Lynk Privacy Policy Statement”), and, in the course of performing its obligations under this Agreement, RBS Lynk shall at all times comply with the RBS Lynk Privacy Policy Statement.

Section 9.3.  Client Privacy Policy Statement.
Within thirty (30) days from the effective date of this Agreement, the Client shall have approved and adopted a privacy policy statement, in substantially the form attached hereto (the “Client Privacy Policy Statement”), and, in the course of performing its obligations under this Agreement, the Client shall at all times comply with the Client Privacy Policy Statement.

ARTICLE X
CONFIDENTIALITY; NON-COMPETITION

Section 10.1.  Confidentiality.
RBS Lynk and the Client shall not, during the performance of this Agreement, or at any time after the termination or expiration hereof, sell or disclose to any third Party, other than as may be required in the performance of their duties and obligations hereunder or as may be required by regulation or law, the terms of this Agreement or any of the procedures, practices or confidential dealings of and between each other.

Section 10.2.  Non-Competition.
All information received by RBS Lynk and the Client with respect to the business of the other (other than information which is or, not as a result of Client’s actions, becomes, a matter of public knowledge) shall not at any time be used for any business or competitive purpose or be disclosed by such person to any third Parties without the prior express written consent of the other Party.

Section 10.3.  Survival.
The covenants and agreements set forth in this Article X shall survive the consummation of the transactions contemplated by this Agreement.

ARTICLE XI
TERM AND TERMINATION

Section 11.1.  Term.
The term of this Agreement shall commence as of the Effective Date and shall continue thereafter until the second (2nd) anniversary of such date. Thereafter, this Agreement shall automatically renew for consecutive, successive terms of one (1) year each, unless and until either Party hereto provides the other Party written notice of non-renewal at least ninety (90) days prior to the end of the then existing term. Notwithstanding the foregoing, each Program Application entered into by the Parties shall have a term of one (1) year each (unless a different term is mutually agreed to by the Parties and set forth in a Program Application). Thereafter, each Program shall automatically renew for consecutive, successive terms of one (1) year each, unless and until either Party hereto provides the other Party written notice of non-renewal at least ninety (90) days prior to the end of the then existing Program term. The effect of non-renewal of this Agreement will be to terminate the ability of either Party to enter into subsequent Program Applications under this Processing Only Master Client Agreement. Non-renewal of this master Agreement will not, by itself, result in termination of any Program Application previously entered into under this Agreement, and the terms of this Agreement will be incorporated into such Program Application and will continue in effect unless and until the Program Application itself is terminated or expires.

Section 11.2.  Termination.
This Agreement may be terminated in any of the following manners:

(i)	Mutual Termination. This Agreement may be terminated at any time by the mutual written agreement of both Parties.

(ii)	Termination by Non-Renewal. This Agreement may be terminated by either Party by written notice of non-renewal in accordance with the provisions of Section 11.1 hereof.

(iii)	Event of Default. If any one or more of the following events (each, an “Event of Default”) shall occur and be continuing:

•
unless otherwise stated in this Agreement, the failure of a Party to remit any undisputed payment required by this Agreement, which continues unremedied for longer than two (2) business days after written formal notification;

•
the failure of a Party to observe or perform, in any material respect any other of the covenants, obligations or agreements set forth in this Agreement, which failure is not cured within thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given;

•
a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a trustee, conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against a Party hereto and such decree or order shall have remained in force, undischarged or unstayed for a period of 60 days;

•
the consent by a Party to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings relating to all or substantially all of such Party’s property; or

•
a Party admits in writing its inability to pay its debts as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

•	a Party fails to maintain its applicable certification or sponsorship into the Card Associations as required hereunder.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the non-defaulting Party, by notice in writing to the Party in default, may, in addition to whatever rights the non-defaulting Party may have at law or equity to damages, including injunctive relief and specific performance, terminate this Agreement.

Section 11.3  Termination without Cause
Notwithstanding Sections 11.1 and 11.2, RBS Lynk agrees that Client may terminate this Agreement without cause at any time. Client agrees that its decision to terminate without cause, i.e., not a termination for cause pursuant to Section 11.2, prior to the expiration of the term will result in administrative costs and fees to the RBS Lynk and therefore agrees to pay a termination fee in the following amounts:

(a)	During first year	$10,000.00
(b)	During second year	$5,000.00

Client furthermore agrees such termination fee will be paid immediately upon written notice of termination.

Section 11.4.  Unwinding Relationship.
Upon termination of this Agreement, RBS Lynk shall continue to process transactions for cards that have redeemable value until the earlier of the expiration date of the Card or a period of six (6) months from the Agreement termination date. At such time as this Agreement terminates, Client will not be permitted to load value onto Cards or reverse value from Cards nor will Client be permitted to issue or create additional cards or card accounts or perform card or Cardholder maintenance functions. However, Client will be permitted to access the necessary reporting capabilities of the CashLynk® system for Program monitoring purposes. Upon the earlier of Card expiration or expiration of the proscribed six month grace period, RBS Lynk will remove the value from the cards and remit those funds to Client, subject to a reserve for network obligations and/or service fees due RBS Lynk at the time of expiration until all potential network obligations or applicable regulatory charges have expired. RBS Lynk will determine the reserve in its reasonable discretion based upon the history of the Card program.

The Parties shall cooperate with each other to facilitate the termination of their relationship under this Agreement. Without limiting the generality of the foregoing, the Parties shall cooperate to notify the Cardholders, the Bank, and any other third Parties concerning which the Parties hereto may mutually agree. In the event that this Agreement is terminated pursuant to an Event of Default, then the Party in default shall bear the cost of any conversion or other expenses related to such termination. If this Agreement is terminated for any other reason, then the Parties hereto shall bear their own costs relative to any conversion or other expenses related to such termination.

ARTICLE XII
DATA SECURITY

Section 12.1.  Security & Safeguards.
  Client and RBS Lynk agree to maintain appropriate administrative, technical and physical safeguards for all Cardholder Information. These safeguards must (i) insure the confidentiality of Cardholder Information; (ii) protect against any anticipated threats or hazards to the security or integrity of Cardholder Information; (iii) protect against unauthorized access to or use of cardholder Information that could result in substantial harm or inconvenience to any cardholder; and (iv) properly dispose of all Cardholder Information to ensure no unauthorized access to Cardholder Information. Client agrees to observe, apply and maintain all such safeguards applicable to Cardholders, RBS Lynk or Bank in accordance with applicable federal, state and local laws, rules, regulations and guidance, and any requirements specified by RBS Lynk or Bank.

Section 12.2.  Compliance with Card Association Rules.
Client and RBS Lynk specifically represents, warrants and covenants that it is and shall remain throughout the term of this Agreement in compliance with all Card Association by-laws, operating regulations and rules related to data security, data integrity and the safeguarding of Cardholder Information including the Payment Card Industry Data Security Standard (PCI) in effect and as may be amended, modified, supplemented or replaced from time to time. Client agrees to cause and shall be responsible for causing all of its service providers, subcontractors and agents to be in compliance with PCI requirements at all times. Client shall report any non-compliance immediately to RBS Lynk and Bank. In furtherance of the foregoing, Client agrees to encrypt all Card numbers whether in storage, transport or backup and agrees not to store data security codes on its systems, network or software.

Section 12.3.  Annual Certification.
Client agrees to provide an annual certification to RBS Lynk (from an independent assessor - in a form acceptable to RBS Lynk) certifying compliance with these data security provisions, including compliance with applicable Card Association requirements (including PCI). Client agrees to provide these annual certifications for all service providers, subcontractors and agents of Client to the extent applicable

Section 12.4.  Cardholder Information.
For purposes of this Agreement, “Cardholder Information” shall mean any non-public, sensitive information about a Cardholder including any combination of Cardholder name plus any of social security number, driver’s license or other identification number or Card number, or other bank account number, or any other information contained on the magnetic stripe of any such Card.

Section 12.5.  Limits On Use of Information.
Client shall not transfer, sell, lease, disclose, or otherwise make Cardholder Information obtained in connection with this Agreement available, in whole or in part, in a manner not provided for in this Agreement, without the prior written consent of RBS Lynk and Bank. Notwithstanding the foregoing, Client may disclose Cardholder Information to its service providers, subcontractors and agents who have a need to know such information, provided that such individuals or entities have assumed confidentiality obligations in accordance with this Agreement, or as may be required by legal process or applicable law and have entered into a written agreement with Client to abide by these Data Security Contract Provisions including compliance with Card Association rules, regulations or bylaws.

Section 12.6.  Response to Unauthorized Access.
The Parties agree to notify the other Party immediately after knowledge of any breach in security resulting in an unauthorized access to Cardholder Information. The Parties agree to provide any assistance that Client, RBS Lynk, Bank, and their regulators and the Card Associations deem necessary to contain and control the incident to prevent further unauthorized access to or use of Cardholder Information. Such assistance shall include, but not be limited to, preserving records and other evidence and compiling information to enable the Parties to assist Bank, regulatory authorities and/or the Card Associations to investigate the incident and provide assistance and cooperation (i) to file Suspicious Activity Reports (as applicable); (ii) notify their regulators (as applicable); and (iii) notify the affected Customers (as required). Unless such unauthorized access was due to the acts or omissions of RBS Lynk or Bank, along with its data security programs, systems and software, Client shall bear the cost of providing notices to the affected Cardholders and any related investigation costs. Programs may be temporarily suspended (and may be terminated) in the event RBS Lynk or Bank determine that Client’s system is insecure or that Client is not in compliance with this Section 14.

Section 12.7.  Audit.
Client agrees that the records maintained and produced under this Agreement shall be available at the facilities of Client which shall be accessible upon prior notice during normal business hours for examination and audit by RBS Lynk, Bank and their regulators (having jurisdiction over their businesses) at the sole expense of RBS Lynk. Internal and external auditors of RBS Lynk and Bank may audit compliance with this Agreement and compliance with laws, rules and regulations and these data security provisions, including Card Association compliance. Nothing in this Section shall be construed to require Client to give access to its facilities, personnel or records in a manner that unreasonably interferes with its business operations.

Section 12.8.  Data Security Indemnity.
Client shall defend, indemnify and hold RBS Lynk and Bank and their affiliates (and their respective officers, directors, members, shareholders, partners, employees, agents, subcontractors and representatives) harmless from and against any and all losses, fines, penalties, claims, damages, expenses, liabilities or fees of any nature whatsoever, including attorneys’ fees and costs (“Damages”), asserted against or incurred by RBS Lynk and/or Bank or their affiliates arising out of, relating to or resulting from (i) a breach of the security of the system safeguarding Cardholder Information resulting in unauthorized access to Cardholder Information; (ii) a breach of any representation, warranty or term of this Agreement regarding data security by Client, or any service provider, subcontractor or agent of Client; (iii) the negligence, gross negligence or willful misconduct of Client (or any service provider, subcontractor or agent of Client) in the performance of its data security obligations under this Agreement; (iv) any violation of laws, rules or regulations including Card Association rules, regulations and bylaws by Client or any service provider, subcontractor or agent of Client) and (v) all direct and third party claims arising from the foregoing, provided, however that Client shall not be responsible to RBS Lynk or Bank to the extent that the Damage is caused by, related to or arises out of the negligence, gross negligence or willful misconduct of RBS Lynk or Bank or any breach of this Agreement by RBS Lynk or Bank. Further, Client agrees to promptly reimburse RBS Lynk and/or Bank for any assessments, fines, fees or penalties imposed by the Card Associations in connection with this Agreement, including the data security provisions contained herein.

ARTICLE XIII
DISPUTES

Section 13.1.  Duty to Notify.
In the event of any dispute, controversy, or claim arising out of or relating to this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity thereof (hereinafter, a “Dispute”), the Party raising such Dispute shall notify the other within thirty (30) days from the date of its discovery of the Dispute. In the case of a Dispute relating to invoices, billing statements or similar matters, the failure of a Party to notify the other Party of such Dispute within thirty (30) days from the date of its receipt shall result in such invoice, billing statement or similar matter being deemed undisputed and accepted by the Party attempting to raise such Dispute.

Section 13.2.  Cooperation to Resolve Disputes.
The Parties shall cooperate and attempt in good faith to resolve any Dispute promptly by negotiating between persons who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for administration and performance of the provisions or obligations of this Agreement that are the subject of the Dispute.

Section 13.3.  Arbitration.
Any Dispute, which cannot otherwise be resolved as provided in Section 12.2 shall be resolved by arbitration, conducted in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitration tribunal may be entered in any court having jurisdiction thereof. The arbitration tribunal shall consist of a single arbitrator mutually agreed by the Parties, or in the absence of such agreement within 30 days from the first referral of the dispute to the AAA, designated by the AAA. The place of arbitration shall be Atlanta, Georgia, unless the Parties shall have agreed to another location within 15 days from the first referral of the dispute to the AAA. The arbitration award shall be final and binding. The Parties waive any right to appeal the arbitration award, to the extent a right to appeal may be lawfully waived. Each Party retains the right to seek judicial assistance: (i) to compel arbitration; (ii) to obtain interim measures of protection prior to or pending arbitration; (iii) to seek injunctive relief in the courts of any jurisdiction as may be necessary and appropriate to protect the unauthorized disclosure of its proprietary or confidential information, and (iv) to enforce any decision of the arbitrator, including the final award.

Section 13.4.  Confidentiality.
The arbitration proceedings contemplated by this Section shall be as confidential and private as permitted by law. To that end, the Parties shall not disclose the existence, content or results of any proceedings conducted in accordance with this Section, and materials submitted in connection with such proceedings shall not be admissible in any other proceeding, provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by any laws or regulations.

ARTICLE XIV
LIMITATION OF LIABILITY; INDEMNIFICATION

Section 14.1.  Limitation of Liability.
Neither RBS Lynk, the Client nor any of their respective directors, officers, employees or agents shall be under any liability for any action taken, or for refraining from the taking of any action in good faith pursuant to this Agreement; provided, however, that this provision shall not protect RBS Lynk, the Client or any such person against any breach of their respective representations, warranties or covenants made herein, or against any specific liability imposed pursuant hereto, or against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties hereunder. RBS Lynk, the Client and any of their respective directors, officers, employees or agents may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate person respecting any matters arising hereunder.

Section 14.2.  Indemnifications.
Each Party together with their respective directors, officers, employees or agents shall be indemnified and held harmless by the other Party against any loss, liability or expense incurred in connection with any actions, proceedings or investigations (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ) arising out of the indemnifying Party's failure to perform its obligations under this Agreement, other than any loss, liability or expense incurred, in part or in whole, by reason of the indemnified Party's willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or by reason of the indemnified Party's reckless disregard of its obligations or duties hereunder. Notwithstanding the foregoing, neither Party shall be responsible under this indemnification for consequential, incidental, special or punitive damages, even if the indemnifying Party had prior knowledge of the possibility of the same.

ARTICLE XV
MISCELLANEOUS

Section 15.1.  Warranties; Limitation on Liability.
RBS LYNK MAKES NO WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY SERVICES, PRODUCTS OR EQUIPMENT PROVIDED HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. RBS LYNK’S SOLE RESPONSIBILITY TO THE CLIENT AND THE CARDHOLDERS SHALL BE TO MAKE THE SERVICE AVAILABLE IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT AND THE CARDHOLDER AGREEMENT. IN NO EVENT SHALL RBS LYNK BE LIABLE TO THE CLIENT, ANY CARDHOLDER OR ANY OTHER FIRM OR PERSON FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES, EVEN IF RBS LYNK HAD PRIOR KNOWLEDGE OF THE POSSIBILITY OF SAME.

Section 15.2  Escheat
Client assumes full responsibility for the escheat of any unclaimed funds and for required local procedures appropriate to the individual States in which Cardholders’ reside, card are purchased or cards are shipped to if ordered via the internet.

Section 15.3.  Force Majeure.
Neither Party hereto shall be liable for any failure to perform its obligations under this Agreement due to: (i) acts of God, such as fires, floods, electrical storms, unusually severe weather and natural catastrophes; (ii) civil disturbances, such as strikes and riots; (iii) acts of aggression, such as explosions, wars, and terrorism; (iv) failure of any third Party Clients to adequately provide such services, including, without limitation ATM network services, the Bank’s services, telecommunication services, and merchant POS services; (v) failures or fluctuations in electrical power, heat, light, air conditioning, computer or telecommunications services or equipment; and (vi) acts of government, including, without limitation, the actions of regulatory bodies which significantly inhibit or prohibit either Party from performing their obligations under this Agreement (each, a “Force Majeure”). In such event, the performance of such Party’s obligations shall be suspended during the period of existence of such Force Majeure and the period reasonably required thereafter to resume the performance of the obligation. The Parties shall use their best reasonable efforts to minimize the consequences of Force Majeure.

Section 15.4.  Governing Law.
THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO CONFLICTS OF LAW OR CHOICE OF LAW PRINCIPLES.

Section 15.5.  Notices.
All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, to:

(a)	in the case of RBS Lynk:	(b)	in the case of the Client:
	RBS Lynk Incorporated.		As listed in the Program Application
600 Morgan Falls Road
Atlanta, Georgia 30350
Attention: General Counsel
Telephone: (770) 396-1616
Facsimile: (770) 396-8431

Section 15.6.  Severability of Provisions.
If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 15.7.  Waivers.
No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the Party against whom such waiver or modification is sought to be enforced. Any failure to insist upon strict compliance with any of the terms or conditions of this Agreement shall not be deemed a waiver of such term or condition, nor shall any waiver or relinquishment of any right or power hereunder at any time or times be deemed a subsequent waiver or relinquishment of such right or power.

Section 15.8.  Exhibits.
The Exhibits to this Agreement and all Program Applications hereunder, as amended and in effect from the time of such amendment until subsequent amendment thereto, if any, are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 15.9.  Entire Agreement.
This Agreement, including the Exhibits and all Program Applications hereunder, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements and understandings regarding the subject matter hereof, whether written or verbal. This Agreement may be modified or amended only in writing signed by the Parties hereto.

Section 15.10.  Effect of Headings and Recitals.
THE SECTION AND PARAGRAPH HEADINGS HEREIN, AS WELL AS THE RECITALS AND PREAMBLE THAT PRECEDE THE MATERIAL PROVISIONS OF THIS AGREEMENT, ARE FOR CONVENIENCE ONLY AND SHALL NOT AFFECT THE CONSTRUCTION HEREOF.

Section 15.11.  No Third-Party Beneficiaries.
This Agreement is not intended, and shall not be construed to, confer any rights upon any shareholder, creditor, partner or joint venturer of the Client or RBS Lynk (except to the extent any such persons or entities may be indemnified hereunder), or any other person or entity, whether as third Party beneficiaries or otherwise, against any Party hereto or their respective directors, officers, agents, employees, representatives, affiliates or controlling persons. The Client and RBS Lynk acknowledge and agree that they are contracting with each other on an arm’s-length basis, and this Agreement is not intended to create, and shall not create, or constitute the Parties hereto as partners or joint venturers.

Section 15.12.  Non-Exclusivity.
THE PARTIES ACKNOWLEDGE AND AGREE THAT THE PROCUREMENT OF SERVICES UNDER THIS AGREEMENT OR ANY PROGRAM APPLICATION WILL BE ON A NON-EXCLUSIVE BASIS. THE PARTIES MAY AT ANY TIME ESTABLISH SIMILAR RELATIONSHIPS WITH ONE OR MORE OTHER THIRD PARTIES FOR SIMILAR OR ANY OTHER PURPOSES.

Section 15.13.  Amendment.
This Agreement may be amended from time to time only by a writing signed by the RBS Lynk and the Client.

Section 15.14.  General Interpretive Principles.
For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b) references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, paragraphs and other subdivisions of this Agreement;

(c) reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

(e) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(f) the terms “include” or “including” or any derivation thereof shall mean without limitation by reason of enumeration; and

(g) the cover page, table of contents, headings and subheadings hereof have been provided for convenience of reference only and are not intended to and shall not, affect the construction or interpretation of this Agreement.

Section 15.15.  Successors and Assigns.
This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns. RBS Lynk may transfer or assign this Agreement upon thirty (30) days written notice to the Client. The Client shall not transfer or assign this Agreement without the prior express written consent of RBS Lynk, such consent not to be unreasonably withheld.

Client/Ready Credit Corporation	RBS Lynk Incorporated

By:_______________________	By:_______________________
Name:_____________________	Name:_____________________
Title:______________________	Title:______________________
Date:______________________	Date:______________________

Schedule A - Processing Services and Fees
Visa/MasterCard/Pinned

Ready Credit		Date: 3-6-06

This price quote will expire in sixty days unless initialed and dated by client prior to expiration.

Transaction fees	Processing Fees
Deposit/Load
Card Account Deposit/Load Fee	**
ATM- Domestic
ATM Withdrawal	**
Declined ATM Withdrawal or balance inquiry	**
ATM- International
International ATM Withdrawal	**
Declined International ATM Withdrawal or balance inquiry	**
Pinned Purchase- Domestic & International
Pinned point of sale purchase, decline or POS return	**
Signature Purchase- Domestic & International
Signature point of sale purchase, decline or POS return	**
Other Fees
Card to card transfer	**
Card account transfer to bank account- Web, IVR or automatic	**
Monthly fee, per card	**
Fraud Monitoring per card per month	**

Enrollment
Cardholder enrollment through web site	**	Client Responsible
Cardholder enrollment through API	**	Client Responsible
Cardholder enrollment through batch file, per account	**	Client Responsible
Cardholder enrollment through RBS Lynk customer service, per call	**	Client Responsible
Cardholder ID verification (OFAC & Patriot Act compliant)	**	Client Responsible
Direct deposit letter	**	Client Responsible
Decline letter	**	Client Responsible

Customer Service
Live operator cardholder support	Per call	**	Awaiting Price
Transfer of balance to replacement card	Per transfer	**
Account access - IVR	Per minute	**
Account access - web site	N/A	**	API
On-site training Fee - Optional (plus T&E) Charged for travel days	Per day	**
Travel Fee - Optional	Per trip	**
Emergency problem resolution	Per hour	**
Card to bank account transfer reject processing fee	Per reject	**
Escheat	Per Card Submission	**
Chargebacks	N/A	**	Bank responsible
Retrievals	N/A	**	Bank responsible
Relationship Management, RBS lynk		**

Schedule A - Processing Services and Fees
Visa/MasterCard/Pinned

Ready Credit		Date: 3-6-06

This price quote will expire in sixty days unless initialed and dated by client prior to expiration.

Implementation & system fees		Notes
Set-up new BIN	**	Pay to Bank
Set-up sponsor bank and implementation	**
Customized IVR message script (one-time, client paid)	**
800# Set up Fee to IVR	**
Subsequent programs	**
Customized web site - set-up fee	**
Customized web site - hosting fee	**	See note 1
API integration and implementation fee	**	One-time set-up fee
API monthly fee	**	See note 2
Monthly Minimum Transactional Volume	**	See note 3
Monthly Minimum Transactional Volume	**	See note 3

MISC Fees		Notes
Reserve requirement	**	See note 4
Bank and Network sponsor and usage fees	**	Paid by the Client to Bank

Client Signature		Date

Notes:
1. The Client is required to obtain and pay the cost of the website URL and SSL certificate, and provide the graphics and home page.

2. The API monthly fee applies to Client's who are private branding the CashLynk product and utilizing the CashLynk API for the servicing of their cardholders and clients via their private branded website.

3. The Client is required to guarantee minimum earnings to RBS Lynk, beginning in the seventh (7th) month of the agreement, and every month thereafter. Tbis increases to ** per month beginning in the seventh (7th) month of the agreement. Qualified earning are inclusive of Transaction Fees only.

4. This is required to provide a reserve for the payment of minimum fees and to cover losses from client programs resulting from fraud, network stand-in, below floor limit transactions, force post transactions and any other unforeSeen circumstances.